                                                                                                  Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA  20191

CONTACT:
David E. Fountain, Chief Financial Officer
dfountain@tier.com
(571) 382-1361

Tier Reports Fiscal 2007 Fourth Quarter and Year-End Results

RESTON, Va., December 13, 2007 – Tier Technologies, Inc. (Nasdaq: TIER) today announced results for the quarter and fiscal year ended 2007 and provided updates on key strategic initiatives undertaken in fiscal 2007 and that it expects to undertake in fiscal 2008.

“Fiscal 2007 was a pivotal year for Tier,” said Ronald Rossetti, Chairman and Chief Executive Officer for Tier.  “We are seeking to divest non-core assets which, in the past, have limited our ability to focus on growing our EPP business and we are committed to making the investments in our EPP business that we believe are necessary to achieve long-term sustainable growth for our shareholders.

“We continue to experience strong growth in both sales and earnings from our electronic payment segment.  During fiscal 2007, revenue from electronic payment processing represented nearly 90% of Tier’s revenue from continuing operations.  Electronic payment revenues and net income before corporate overhead increased over 26% and 50%, respectively, over last year’s results," Mr. Rossetti continued.  “We continue to make progress toward divesting our non-core assets and look forward to updating you on our future progress.”

Conference Call

Tier will host a conference call today at 5:00 p.m. Eastern Time to discuss these results.  To access the conference call, please dial (888) 335-3240 and provide conference ID #27123028.  The conference call will also be broadcast live via the Internet at www.tier.com.  A replay will be available at www.tier.com or by calling (800) 642-1687 and entering conference ID#27123028 from approximately two hours after the end of the call until 11:59 p.m. Eastern Time on December 27, 2007.

FISCAL 2007 – A YEAR IN TRANSITION

During fiscal 2007, Tier undertook a strategic initiative to maximize long-term profitability and shareholder value.  As part of that initiative, Tier concluded that it should focus its financial and managerial resources on growing its core business—Electronic Payment Processing, or EPP.  Tier is seeking to sell the majority of its Government Business Process Outsourcing operations, or GBPO, and Packaged Software and Systems Integration, or PSSI, and to wind-down the remainder of these GBPO and PSSI operations over a five-year period.  Figure 1 illustrates our overall structure as of September 30, 2007.

Figure 1
Organizational Structure of Tier Technologies, Inc.
   As of September 30, 2007

The non-core businesses that the Company is seeking to sell are classified as “held-for-sale” on its consolidated balance sheets and “discontinued operations” on its consolidated statements of income.  All historical financial information presented in this earnings release has been reclassified to conform to the current year’s presentation.

Fiscal Year 2007 Results:

For fiscal year 2007, Tier reported a loss of $3.0 million, or $0.16 per fully diluted share, which represents a $6.4 million or 68% improvement over the results reported for fiscal year 2006.  Tier’s continuing operations reported a loss of $18.3 million, or $0.94 per fully diluted share, while the Company’s discontinued operations reported net income of $15.2 million, or $0.78 per fully diluted share.

Tier’s continuing operations are composed of three major categories:  Tier’s core EPP business, wind-down operations and corporate overhead.  During fiscal year 2007, EPP generated net income of $8.4 million, or $0.43 per fully diluted share, excluding allocation of corporate overhead expenses.  This represents a $2.8 million, or 50.5%, increase over fiscal 2006, primarily resulting from increases in the number of transactions and dollar volume processed by EPP.

Wind-down operations reported a loss of $11.2 million, or $0.58 per fully diluted share, including a $9.2 million impairment loss recorded in fiscal 2007 to write down the carrying value of the Tier’s wind-down operations to fair value.  During fiscal 2008, we expect to wind down two businesses that generated the remaining losses and during the next five years we expect to wind down a third business that generated modest income in fiscal 2007.

Tier’s corporate overhead, which includes the Company’s governance and shared-service functions, reported $15.4 million of net costs during fiscal 2007.  We expect that the need for these shared services and other corporate functions will significantly diminish after we sell and/or wind down our GBPO and PSSI businesses.

Tier’s discontinued operations reported income of $15.2 million, or $0.78 per fully diluted share, an increase of $5.8 million over fiscal 2006.  Approximately $8.1 million, or $0.41 per fully diluted share, of the income reported for fiscal 2007 resulted from the reversal of a reserve for a 2003 tax refund, which received final approval from the Internal Revenue Service in March 2007 and other transactions related to the final close-out of Tier’s Australian operations.  The remaining $7.1 million, or $0.37 per fully diluted share, of income from discontinued operations reported in fiscal 2007 was generated by GBPO and PSSI operations that are held-for-sale.  Although these operations generated income in fiscal 2007 on a standalone basis (excluding an allocation of corporate overhead costs), the expiration of two

GBPO contracts and the completion of a number of PSSI projects in fiscal 2007 are expected to result in lower earnings in future years.

Fourth Quarter Fiscal 2007 Results:

  For the quarter ended September 30, 2007, Tier reported a net loss of $3.3 million or $0.17 per fully diluted share, which represents a $1.4 million, or 30%, improvement over results reported for the same quarter last year.  Continuing operations generated a loss of $2.5 million, or $0.13 per fully diluted share, compared to a loss of $6.4 million, or $0.33 per fully diluted share, during the comparable 2006 quarter.  The loss reported during the fourth quarter of fiscal 2007 includes: a $0.4 million write-down of two wind-down businesses to fair value and a $0.7 million adjustment to catch-up depreciation and amortization for a third wind-down business that was transferred from held-for-sale status to held and used during the fourth fiscal quarter.  The loss reported for Tier’s fourth quarter of fiscal 2007 also includes the costs of shared-services and other corporate functions, which we expect to decrease after we sell and/or wind-down our GBPO and PSSI businesses.

Liquidity:

As of September 30, 2007, Tier had $74.3 million in cash and cash equivalents, and investments in marketable securities, and $18.4 million in restricted investments.  During fiscal year 2007, Tier’s continuing and discontinued operations generated $13.8 million of cash, of which $0.4 million was generated by our continuing operations.  During fiscal 2007, Tier received cash from the repayment of a note and interest totaling $4.4 million and the sale of its minority interest in a PSSI investment.  Tier has no short-term or long-term debt.

FISCAL 2008 – TRANSITIONING TIER’S FOCUS TO EPP

Tier expects that fiscal 2008 will be another transition year as it positions the company for EPP’s long-term growth.  In fiscal 2008, Tier expects to see strong revenue growth in its EPP business and to generate positive cash flows from operations.  However, Tier expects to make significant investments to improve the efficiency and reduce the costs of EPP’s back office structure.  Tier also expects to expand its traditional governmental client-base to a commercial biller-direct payment processing space.  The Company also expects to right-size its corporate operations once the divestiture process is complete.  While Tier believes that certain of these initiatives will produce some cost savings in fiscal 2008, Tier expects that the cost of implementing these initiatives will outweigh those savings during fiscal 2008 and that it will incur a net loss in fiscal 2008.

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients primarily with electronic payment processing and other transaction processing services.  Tier Technologies is headquartered in Reston, Virginia.  Its electronic payment processing clients include over 3,000 federal, state, and local governments, educational institutions, utilities and commercial clients throughout the U.S.  Through its subsidiary, Official Payments Corp., Tier delivers payment processing solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September  30, 2007 filed with the SEC.

TIER TECHNOLOGIES, INC.
Consolidated Balance Sheets

	September 30,
(in thousands)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$16,516	$18,468
Investments in marketable securities	57,815	36,950
Accounts receivable, net	5,083	5,274
Unbilled receivables	546	1,916
Prepaid expenses and other current assets	2,160	2,615
Current assets—held-for-sale	36,705	36,612
Total current assets	118,825	101,835
Property, equipment and software, net	3,745	3,954
Goodwill	14,526	22,980
Other intangible assets, net	17,640	21,879
Restricted investments	11,526	12,287
Investment in unconsolidated affiliate	—	3,978
Other assets	162	2,947
Total assets	$166,424	$169,860
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$878	$871
Accrued compensation liabilities	4,710	3,605
Accrued subcontractor expense	522	426
Accrued discount fees	4,529	3,631
Deferred income	2,649	2,520
Other accrued liabilities	4,160	6,459
Liabilities of discontinued operations	—	7,599
Current liabilities—held-for-sale	11,262	9,180
Total current liabilities	28,710	34,291

Other liabilities	200	1,359
Total liabilities	28,910	35,650
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock and paid-in capital—Shares authorized: 44,260; shares issued: 20,425 and 20,383; and shares outstanding: 19,541 and 19,499	186,417	184,387
Treasury stock—at cost, 884 shares	(8,684)	(8,684)
Notes receivable from related parties	—	(4,275)
Accumulated other comprehensive loss	—	(33)
Accumulated deficit	(40,219)	(37,185)
Total shareholders’ equity	137,514	134,210
Total liabilities and shareholders’ equity	$166,424	$169,860

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Year ended September 30,
(in thousands, except per share data)	2007	2006	2005

Revenues	$111,148	$96,492	$78,695

Costs and expenses:
Direct costs	83,891	71,670	59,951
General and administrative	27,486	32,860	24,176
Selling and marketing	8,243	9,162	8,836
Depreciation and amortization	4,573	5,133	5,973
Write-down of goodwill and intangible assets	9,232	—	—
Total costs and expenses	133,425	118,825	98,936

Loss from continuing operations before other income and income taxes	(22,277)	(22,333)	(20,241)

Other income:
Income from investment:
Equity in net (loss) income in unconsolidated affiliate	475	445	(168)
Realized foreign currency gain	239	—	—
Gain on sale of unconsolidated affiliate	80	—	—
Loss on sale of investment	—	—	(501)

Interest income, net	3,300	2,938	1,543
Other income	—	74	—
Total other income	4,094	3,457	874

Loss from continuing operations before income taxes	(18,183)	(18,876)	(19,367)
Income tax provision	76	45	127

Loss from continuing operations	(18,259)	(18,921)	(19,494)
Income from discontinued operations, net	15,225	9,470	20,620

Net (loss) income	$(3,034)	$(9,451)	$1,126

(Loss) earnings per share—Basic and diluted:
From continuing operations	$(0.94)	$(0.97)	$(1.00)
From discontinued operations	$0.78	$0.49	$1.06
(Loss) earnings per share—Basic and diluted	$(0.16)	$(0.48)	$0.06

Weighted average common shares used in computing:
Basic and diluted (loss) earning per share	19,512	19,495	19,470

TIER TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Year ended September 30,
(In thousands)	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,034)	$(9,451)	$1,126
Less: Income from discontinued operations, net	15,225	9,470	20,620
Loss from continuing operations, net	(18,259)	(18,921)	(19,494)
Non-cash items included in net income from continuing operations:
Depreciation and amortization	4,664	5,343	6,106
(Gain) loss on retirement of equipment and software	(8)	76	41
Provision for doubtful accounts	(49)	809	259
Equity in net income of unconsolidated affiliate	(475)	(445)	168
Gain on sale of unconsolidated affiliate	(80)	—	—
Foreign currency translation gain realized on sale of unconsolidated affiliate	(239)	—	—
Share-based compensation	1,520	1,768	—
Accrued forward loss on contracts	3	(270)	—
Settlement of pension contract	1,254	—	—
Write-down of goodwill and intangible assets	9,232	—	571
Other non-cash items included in net income	8	37	(90)
Net effect of changes in assets and liabilities:
Accounts receivable and unbilled receivables	(667)	1,289	(359)
Prepaid expenses and other assets	3,579	(229)	1,638
Accounts payable and accrued liabilities	(262)	961	(800)
Income taxes receivable	3	(336)	(262)
Deferred income	129	(70)	1,112
Cash provided by (used in) operating activities from continuing operations	353	(9,988)	(11,110)
Cash provided by operating activities from discontinued operations	13,420	14,748	23,960
Cash provided by operating activities	13,773	4,760	12,850
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(21,012)	(45,950)	(75,702)
Sales and maturities of marketable securities	3,550	44,278	72,669
Purchases of restricted investments	(22,611)	(14,255)	—
Sales and maturities of restricted investments	20,098	6,570	3,328
Purchase of equipment and software	(917)	(1,312)	(1,225)
Repayment of notes and accrued interest from related parties	4,401	—	411
Proceeds from sale of unconsolidated affiliate	4,784	—	—
Business combinations, net of cash acquired	—	—	(4,135)
Other investing activities	(164)	—	(64)
Cash used in investing activities for continuing operations	(11,871)	(10,669)	(4,718)
Cash used in investing activities for discontinued operations	(4,024)	(3,458)	(8,916)
Cash used in investing activities	(15,895)	(14,127)	(13,634)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	213	69	302
Capital lease obligations and other financing arrangements	(26)	(38)	(77)
Cash provided by financing activities from continuing operations	187	31	225
Cash used in financing activities for discontinued operations	(6)	(45)	(44)
Cash provided by (used in) financing activities	181	(14)	181
Effect of exchange rate changes on cash	(11)	17	(60)
Net (decrease) in cash and cash equivalents	(1,952)	(9,364)	(663)
Cash and cash equivalents at beginning of period	18,468	27,832	28,495
Cash and cash equivalents at end of period	$16,516	$18,468	$27,832

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations—Continuing Operations Only

	Continuing Operations
(in thousands)	EPP	Wind- down	Corporate & Eliminations	Total
Fiscal Year Ended September 30, 2007:
Revenues	$99,433	$12,100	$(385)	$111,148
Costs and expenses:
Direct costs	75,294	8,597	—	83,891
General and administrative	7,847	3,663	15,976	27,486
Selling and marketing	7,151	1,092	—	8,243
Depreciation and amortization	3,205	764	604	4,573
Write-down of goodwill and intangible assets	—	9,232	—	9,232
Total costs and expenses	93,497	23,348	16,580	133,425
(Loss) income from continuing operations before other income and income taxes	5,936	(11,248)	(16,965)	(22,277)
Other income:
Interest income	2,507	—	793	3,300
Income from equity investments	—	—	794	794
Total other income	2,507	—	1,587	4,094
(Loss) income from continuing operations before taxes	8,443	(11,248)	(15,378)	(18,183)
Income tax provision	76	—	—	76
(Loss) income from continuing operations	$8,367	$(11,248)	$(15,378)	$(18,259)
Fiscal Year Ended September 30, 2006:
Revenues	$78,578	$18,065	$(151)	$96,492
Costs and expenses:
Direct costs	59,966	11,704	—	71,670
General and administrative	6,009	3,535	23,316	32,860
Selling and marketing	5,963	1,046	2,153	9,162
Depreciation and amortization	3,170	1,590	373	5,133
Total costs and expenses	75,108	17,875	25,842	118,825
(Loss) income from continuing operations before other income and income taxes	3,470	190	(25,993)	(22,333)
Other income:
Interest income	2,136	—	802	2,938
Income from equity investments	—	—	519	519
Total other income	2,136	—	1,321	3,457
(Loss) income from continuing operations before taxes	5,606	190	(24,672)	(18,876)
Income tax provision	45	—	—	45
(Loss) income from continuing operations	$5,561	$190	$(24,672)	$(18,921)

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations—Continuing Operations Only (Continued)

	Continuing Operations
(in thousands)	EPP	Wind- down	Corporate & Eliminations	Total
Fiscal Year Ended September 30, 2005
Revenues	$56,452	$27,316	$(5,073)	$78,695
Costs and expenses:
Direct costs	42,199	17,752	—	59,951
General and administrative	4,591	4,194	15,391	24,176
Selling and marketing	4,921	1,690	2,225	8,836
Depreciation and amortization	3,428	1,987	558	5,973
Total costs and expenses	55,139	25,623	18,174	98,936
(Loss) income from continuing operations before other income and income taxes	1,313	1,693	(23,247)	(20,241)
Other income
Interest income	886	—	657	1,543
Loss from equity investments	—	—	(669)	(669)
Other income	886	—	(12)	874
(Loss) income from continuing operations before taxes	2,199	1,693	(23,259)	(19,367)
Provision from income taxes	78	49	—	127
(Loss) income from continuing operations	$2,121	$1,644	$(23,259)	$(19,494)

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations—Discontinued Operations Only

	Discontinued Operations
(in thousands)	GBPO	PSSI	Other and Eliminations	Total
Fiscal Year Ended September 30, 2007:
Revenues	$34,835	$31,372	$—	$66,207
Costs and expenses:
Direct costs	22,378	21,557	(385)	43,550
General and administrative	2,257	6,717	—	8,974
Selling and marketing	1,097	2,620	—	3,717
Depreciation and amortization	2	95	—	97
Write-down of goodwill and intangibles	2,601	120	—	2,721
Total costs and expenses	28,335	31,109	(385)	59,059
Income before other income and income taxes	6,500	263	385	7,148
Other income	—	—	478	478
Income before income taxes	6,500	263	863	7,626
Income tax (benefit) provision	—	—	(7,599)	(7,599)
Income from discontinued operations, net	$6,500	$263	$8,462	$15,225
Fiscal Year Ended September 30, 2006:
Revenues	$39,902	$32,337	$—	$72,239
Costs and expenses:
Direct costs	32,041	22,779	(646)	54,174
General and administrative	1,510	4,194	13	5,717
Selling and marketing	610	1,701	—	2,311
Depreciation and amortization	2	122	—	124
Total costs and expenses	34,163	28,796	(633)	62,326
Income before other income and income taxes	5,739	3,541	633	9,913
Other income	—	—	13	13
Income before income taxes	5,739	3,541	646	9,926
Income tax (benefit) provision	—	—	456	456
Income from discontinued operations, net	$5,739	$3,541	$190	$9,470

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations—Discontinued Operations Only (Continued)

	Discontinued Operations
(in thousands)	GBPO	PSSI	Other and Eliminations	Total
Fiscal Year Ended September 30, 2005:
Revenues	$40,250	$31,645	$10	$71,905
Costs and expenses:
Direct costs	27,761	20,053	(3,949)	43,865
General and administrative	1,100	3,708	17	4,825
Selling and marketing	437	2,065	—	2,502
Depreciation and amortization	—	93	—	93
Write-down of goodwill and intangibles	—	—	—	—
Total costs and expenses	29,298	25,919	(3,932)	51,285
Income before other income and income taxes	10,952	5,726	3,942	20,620
Other income	—	—	—	—
Income before income taxes	10,952	5,726	3,942	20,620
Income tax (benefit) provision	—	—	—	—
Income from discontinued operations, net	$10,952	$5,726	$3,942	$20,620